FIRST FEDERAL BANKSHARES, INC.

                    Notice of Adjournment of Special Meeting

January 21, 2010

Fellow Shareholder,

     The Board of Directors of First Federal Bankshares, Inc. (the "Company") is seeking shareholder approval to dissolve and liquidate the Company. To date, 44% of the Company's outstanding shares have voted in favor of dissolution and only 1% have voted against. However, a vote of 50.1% in favor is required to dissolve the company and distribute the remaining assets to shareholders. If we do not receive the necessary vote, we will be forced to consider alternatives, including bankruptcy, which may result in your shares becoming worthless. As you can see, your vote is very important.

     We previously sent you proxy materials for a Special Meeting of Shareholders scheduled for December 18, 2009. The Special Meeting has been adjourned to solicit additional votes. The Special Meeting will be held Friday, February 12, 2010, at 12:00 p.m., local time, at 801 4th St., Sioux City, Iowa.

                     WE URGE YOU TO TAKE ACTION IMMEDIATELY
  Voting today is necessary so all votes can be processed before February 12.

     We strongly urge you to mail the enclosed ballot today so we can limit accounting, legal and mailing expenses and proceed with the distribution to shareholders. Please vote now by using the phone or internet system. You may also vote by following the instructions on your proxy card (enclosed), and by signing, dating and returning your proxy in the enclosed postage-paid envelope.

     Your vote on dissolution will not affect your right to your receive your share of any assets that may be distributed at a later date, including any funds that the Company receives after the date of the Special Meeting.

     So please take a minute and call the toll free number or mail your ballot today. If you have already voted your shares, please disregard this notice. If you have any questions, need assistance with voting, or would like to receive a copy of the proxy materials, please call our proxy solicitor, Laurel Hill Advisory Group, LLC at 888-742-1305.

Thank you very much.

/s/ Barry E. Backhaus

Barry E. Backhaus, Chairman